Exhibit 99.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into effective as of the date of the last signature (the “Effective Date”), by and between IA Energy Corp., Wyoming corporation (the “Company”), John R. Munoz (the “Seller”), and JJ C. Javier (the “Purchaser”).

Recitals

A.            Whereas, the Company is authorized to issue 500,000,000 shares of common stock, par value $0.0001 per share, of which 36,603,800 shares are issued and outstanding, and 20,000,000 shares of preferred stock, par value $0.0001 per share, of which no preferred shares have been issued.

B.             Whereas, Seller is the beneficial and owners of record of 25,025,000 Shares of Common Stock (the “Control Shares”) of the Company.

C.             Whereas, the Company is a non-trading, reporting company and is currently delinquent in the filing of the following periodic reports (the “ Delinquent SEC Reports”) with the Securities and Exchange Commission (the “SEC”):

(i)	Quarterly Report on Form 10-Q for the quarter ended 9/30/2021;
(ii)	Annual Report on Form 10-K for the year ended 12/31/2021;
(iii)	Quarterly Report on Form 10-Q for the quarter ended 3/31/2022;
(iv)	Quarterly Report on Form 10-Q for the quarter ended 6/30/2022; and
(v)	Quarterly Report on Form 10-Q for the quarter ended 9/30/2022.

D.             Whereas, the Company is currently not in good standing in the state of Wyoming.

E.             Whereas, Purchaser desires to purchase the Control Shares from the Seller for an aggregate purchase price of $300,000 (the “Purchase Price”) in a private sale that is not a part of a distribution or public offering, on the terms and conditions set forth in this Agreement.

F.             Whereas, to facilitate (i) the required audit and or review of the requisite financial statements by a qualified PCAOB for Company to complete and file the delinquent SEC Reports, (ii) bringing the Company into good standing in the State of Wyoming, and (iii) the purchase, sale, and delivery of the Control Shares, the Purchaser, Seller and Chachas Law Group, PC (the “Escrow Agent”) have entered into an escrow agreement (the “Escrow Agreement”).

G.             Whereas, pursuant to this Agreement and the Escrow Agreement (i) Purchaser will deliver to and deposit with Escrow Agent the Purchase Price of $300,000, (ii) Purchaser authorizes the disbursement of the $75,000 to the Company, (iii) the Company shall use the Non-Refundable Payment to complete the requisite audits and other task as required to facilitate the filing of the Delinquent SEC Reports and to bring the Company into good standing in the State of Wyoming, and (iv) Seller will deliver to the Escrow Agent the resignations of the current officers and directors of the Company (the “Resignations”), original certificates or an account statement if held in Book Entry, representing the Control Shares (the “Certificate”), duly executed irrevocable stock powers endorsed in blank with the signature medallion guaranteed (the “Stock Powers”) for the transfer of the Control Shares to be held and delivered in accordance with the terms of this Agreement and the Escrow Agreement.

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AGREEMENT

NOW, THEREFORE, on the foregoing premises, which are incorporated herein by reference, and for and in consideration of the mutual promises and covenants set forth in the Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF SECURITIES

1.1           Sale and Purchase.

(a)            Subject to the terms and conditions of this Agreement, Seller agrees to sell the Control Shares to Purchaser, and Purchaser agrees to purchase the Control Shares from Seller for the purchase price of $300,000.

(b)            Purchaser herewith acknowledges and agrees that $75,000 of the Purchase Price (the “Non-Refundable Payment”) shall be non-refundable and Escrow Agent shall be directed to transfer the $75,000 Non-Refundable Payment to the Company’s counsel in payment of such costs, expenses and fees required and in order for the Company to (i) facilitate the Company filing the delinquent SEC Reports and (ii) bringing the Company into good standing in the State of Wyoming.

1.2            Conditions Precedent to Closing. The sale and purchase of the Control Shares is conditioned on the satisfaction, on or prior to the Closing, of the following:

(a)            Purchaser’s deposit of the Purchase Price with the Escrow Agent in accordance with the Section 3.1;

(b)            Purchaser delivery of such written authorization as requested by Escrow Agent and the deliver by Escrow Agent of $75,000 Non-Refundable Payment as provided in Section 1.1(b) which shall become non-refundable to Purchaser;

(c)            Seller’ deposit of the Resignations, Certificates and Stock Power with the Escrow Agent in accordance with Section 3.1; and

(d)            The Company shall have filed the Delinquent SEC Reports and any periodic filings then due and has become in good standing in the State of Wyoming, no later than forty- five (45) days following the Effective Date of this Agreement.

1.3            Termination.

(a)            This Agreement may be terminated by Purchaser at any time for any reason or no reason, in Purchasers absolute and sole discretion, prior to the delivery and deposit of the Purchase Price with Escrow Agent. If this Agreement is terminated by Purchaser prior to the deliver and deposit of the Purchase Price with Escrow Agent no party shall have any right, remedy, claim for relief, or cause of action against any other party in connection herewith, and each shall pay its own legal and other costs incurred in negotiating, executing, and performing its obligations hereunder.

(b)            After delivery and deposit of the Purchase Price with Escrow Agent and Escrow Agent’s transfer of the $75,000 Non-Refundable Payment to the Company, the Purchaser may in the Purchaser’s absolute and sole discretion, terminate this agreement, but the $75,000 Non- Refundable Payment will be non-refundable and Purchaser shall only be entitled to the return of the balance of the purchase price of $225,000, upon the receipt of which no party shall have any right, remedy, claim for relief, or cause of action against any other party in connection herewith, and each shall pay its own legal and other costs incurred in negotiating, executing, and performing its obligations hereunder.

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(c)            If Purchaser timely terminates this Agreement in accordance with Section 1.2(a) 1.2(b) above, Purchaser shall execute and deliver to Seller and Escrow Agent written notice of Purchaser’s election to terminate this Agreement and upon the Escrow Agents delver of the respective sums of the Purchase Price as provided in Section 1.2(a) or (b) above, Escrow Agent shall also deliver the Certificates and Stock Powers to the Seller.

(d)            Purchaser and Seller agrees that they will have no right, remedy, claim for relief, or cause of action against the Escrow Agent for returning the such portion of the Purchase Price as provided in Section 1.2(a) or 1.2(b) above, and the deliver the Certificates and Stock Powers to the Seller, and Purchaser, Seller and the Company agree to sign such Joint Written Direction as Escrow Agent shall request.

ARTICLE 2.

CLOSING

2.1            The Closing. The sale and purchase of the securities contemplated by this Agreement shall be consummated (the “Closing”) within seven (7) days of the date that the Company has file the delinquent and current due SEC Reports and has become in good standing in the State of Wyoming, but not later than forty-five (45) days following the Effective Date of this Agreement, through the offices of the Escrow Agent unless extended by mutual written agreement of the parties.

2.2            Deliveries on Closing; Joint Written Direction. At such time as the condition set forth in Section 2.1, have been satisfied, the Company shall notify the Purchasers and within seven (7) days the Purchaser, the Seller and the Company shall execute and deliver to Escrow Agent a Joint Written Direction in such form as acceptable to Escrow Agent directing Escrow Agent to disburse the balance of the Purchase Price to Seller as the Seller shall mutually direct Escrow Agent, and deliver the Certificates, Stock Powers and Resignations, to the Purchaser

2.3            Issuance Expenses. Seller shall pay for all costs and expenses of reissuing and delivering the Certificates, including all transfer taxes, if any, respecting the issuance and delivery of the Control Shares to the Purchaser.

ARTICLE 3.

ADDITIONAL COVENANTS AND AGREEMENTS

3.1            Delivery of Escrow Deposit to Escrow Agent.

(a)            Purchaser’s Delivery. Within five (5) days of the Effective Date, Purchaser shall deliver and deposit the Purchase Price with Escrow Agent to be held and delivered in accordance with the terms of this Agreement and the Escrow Agreement.

(b)            Seller’ Delivery. Within fifteen (15) days of the Effective Date, Seller shall deliver the Resignations, Certificates and Stock Powers to Escrow Agent to be held and delivered in accordance with the terms of this Agreement and the Escrow Agreement.

3.2           Appropriate Action; Consents; Filings. The Company, Purchaser and Seller shall use, and Seller shall cause the Company and each of its subsidiaries, if any, to use, all reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, and (b) make all necessary filings, and thereafter make any other required submissions, respecting this Agreement required under (i) the Securities Act of 1933, as amended (“Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, and any other applicable federal or state securities laws, and (ii) any other applicable law; and Purchaser and Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the other party and its advisors prior to such filings and, if requested, shall accept all reasonable additions, deletions, or changes suggested in connection therewith. Purchaser and Seller shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

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3.3            Further Assurances. Each party shall use all reasonable efforts to: (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (b) make all necessary filings, and thereafter make any other required submissions, respecting this Agreement required under: (i) the Securities Act and the Exchange Act, and the rules and regulations thereunder, and any other applicable federal or state securities laws; and (ii) any other applicable law; and, each party shall cooperate with the other in connection with the making of all such filings, including providing copies of all such documents to the other party and its advisers prior to the filings and, if requested, shall accept all reasonable additions, deletions, or changes suggested in connection therewith. Each party shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

ARTICLE 4.

REPRESENTATIONS OF SELLER

Seller hereby represent, covenant, and warrant as follows to the Purchaser, as of the date of Seller’ execution of this Agreement and at and as of the Closing Date, to survive the closing of the transactions contemplated by this Agreement, and to continue in accordance with the terms hereof (except as otherwise expressly set forth in Article 6), as set forth in this Article 4.

4.1            Organization and Qualification. The Company is a corporation duly organized under the laws of the state of Wyoming and is currently not in good standing. As of the Closing the Company will be validly existing and in good standing under the laws of the state of Wyoming. As of the Closing the Company shall be duly qualified or otherwise authorized to transact business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of the Company.

4.2            Capitalization. The Company is authorized to issue 500,000,000 shares of common stock, par value $0.0001 per share, of which 36,603,800 shares are issued and outstanding, and 20,000,000 shares of preferred stock, par value $0.0001 per share, of which no preferred shares have been issued. The Company has no outstanding options, warrants, or other rights to acquire capital stock as of the date of this Agreement. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and not issued in violation of the preemptive right of any person.

4.3            Ownership of Control Shares. The Control Shares are legally issued, fully paid, and non- assessable and that Seller owns the Control Shares to be sold and conveyed to Purchaser pursuant to this Agreement free and clear of any and all liens, claims, and encumbrances. The consummation of the transactions contemplated in accordance with the terms of this Agreement shall vest in the Purchaser full ownership of the Control Shares, free and clear of any and all liens, claims, and encumbrances.

4.4            Authority for Agreement. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting the rights and remedies of creditors generally and to general principles of equity.

4.5            Sale of Control Shares. The Control Shares, when delivered against payment therefor in accordance with the terms of this Agreement and the Escrow Agreement, will be duly and validly issued, fully paid and non-assessable, and not issued in violation of the preemptive right of any person. Based in part on the representations made by or on behalf of the Purchaser in Article 5 hereof, the offer and sale of the Control Shares pursuant to this Agreement are exempt from registration under the Securities Act, and applicable state securities laws.

4.6            No Breach. Neither the execution, delivery nor performance of this Agreement by Seller will (a) conflict with or violate any provision of the articles of incorporation or bylaws of the Company as in effect as of the date hereof, (b) require on the part of the Company any permit, authorization, consent or approval of, any governmental entity, (c) result in breach of, constitute a default under, or require any notice, consent or waiver under, any contract, agreement or other instrument to which Seller or the Company is a party or by which it is bound (other than any consent or waiver which has already been obtained), or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Company, excluding from all of the foregoing such matters as would not in the aggregate have a material adverse effect on the assets, business or financial condition of Seller or upon the transactions contemplated hereby.

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4.7            Reports, Financial Statements, and Due Diligence Information.

(a)            SEC Reports. True and complete copies of all Annual Reports on Form 10-K; all Quarterly Reports on Form 10-Q; all proxy, information, or consent solicitation statements relating to meetings of shareholders or consents in lieu thereof (whether annual or special); all current reports on Form 8-K; and all other reports, schedules, registration statements, or other documents, and amendments thereto, filed with the SEC by the Company since its inception (the “SEC Reports”) are available to Seller through the SEC’s website at www.sec.gov. The Company has not filed the Delinquent SEC Reports as stated in Recital C.

(b)            Financial Statements. The financial statements of the Company included in SEC Reports (including the Delinquent SEC Reports to be filed), shall (i) have been audited and or review as required by applicable SEC rules, by a qualified PCAOB auditor, (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), (iv) fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, and (v) be consistent with the books and records of the Company.

4.8            No Actions and Proceedings. There are no actions, suits or claims or legal or arbitral proceedings or governmental inquiries or investigations, pending, or, to Seller's knowledge, any threatened against Seller or the Company, which questions the validity of this Agreement or the right of Seller to enter into it, or which might result, either individually or in the aggregate, in any material adverse change in the business, prospects, assets or condition, financial or otherwise, of Seller or the Company.

4.9            Accuracy of Information. The information contained in SEC Reports and the Delinquent SEC Reports when filed, and the Information delivered to Purchaser under section 3.2, as of their respective dates, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.10          Brokerage. No broker, finder, agent, or similar intermediary has acted on behalf of Seller in connection with the Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finder’s fees, or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Seller.

ARTICLE 5.

REPRESENTATIONS OF PURCHASER

Purchaser hereby represents, covenants, and warrants as follows to Seller, as of the date of Purchaser’s execution of this Agreement and at and as of the Closing Date, to survive the closing of the transactions contemplated by this Agreement, and to continue in accordance with the terms hereof (except as otherwise expressly set forth in Article 6), as set forth in this Article 5.

5.1            Authority for Agreement. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action, and no other authorization or consent from any third party on behalf of or respecting Purchaser is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution, and delivery thereof by Seller, constitutes the legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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5.2            Accredited Investor. The Purchaser is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and is able financially to bear the risks thereof, including a complete loss of its entire investment.

5.3            Restrictions on Transfer. The Purchaser understands that the Control Shares have not been registered, but are being acquired by reason of a specific exemption under the Securities Act as well as under certain state statutes for transactions by an issuer not involving any public offering. The Purchaser acknowledges that the Control Shares must be held and may not be sold, transferred, or otherwise disposed of for value unless subsequently registered under the Securities Act or an exemption from such registration is available. The Company’s registrar and transfer agent will maintain a stop-transfer order against the registration of transfer of the Control Shares, and the Certificate will bear a legend in substantially the following form so restricting the sale of the securities:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

5.4            Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of Purchaser in connection with the Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Purchaser.

ARTICLE 6.

SURVIVAL

6.1            The representations and warranties made by the parties in this Agreement and all of the covenants of the parties in this Agreement shall survive the execution and delivery of this Agreement and shall expire on the 6-month anniversary of the Closing Date. Any claim for indemnification shall be effective only if notice of such claim is given by the party claiming indemnification or other relief on or before the 6-month anniversary of the Closing Date.

ARTICLE 7.

INDEMNITY

7.1           Seller Indemnity. From and after Closing, Seller shall indemnify, defend, and hold harmless Purchaser and its affiliated entities, and their respective directors, officers, employees, and agents, from and against any claims whatsoever arising out of or in connection with any alleged or actual breach by Seller of any of its representations, warranties, covenants, or other undertakings under this Agreement.

7.2            Purchaser Indemnity. From and after Closing and subject to the limitations set forth below, Purchaser shall indemnify, defend, and hold harmless Seller and its affiliated entities, and their respective directors, officers, employees, and agents, from and against any claims whatsoever arising out of or in connection with any alleged or actual material breach by Purchaser of any of its representations, warranties, covenants, or other undertakings under this Agreement. Purchaser shall not be required to pay any damages respecting indemnity claims to the extent that the damages exceed the amount of the Initial Deposit.

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7.3            Notice and Defense. If an indemnifiable claim is made against an indemnified party, the party will promptly notify the indemnifying party of such claim. Failure to so notify the indemnifying party will not relieve the indemnifying party of any liability that the indemnifying party might have, except to the extent that such failure materially prejudices the indemnifying party’s legal rights. The indemnified party shall cooperate with the indemnifying party in the defense and settlement of such claims; but, the indemnifying party shall assume control of the defense of such claim. The indemnified party may participate in the defense of the claim at its own cost. Notwithstanding anything contained herein: (a) the indemnified party shall not enter into any settlement or compromise that provides for any remedy of the claim without the prior written approval of the indemnifying party, which approval will not be unreasonably withheld; and (b) Seller may not enter into any settlement or compromise that involves or affects any property, product, or assets of Purchaser without Purchaser’s prior written approval.

ARTICLE 8.

MISCELLANEOUS

8.1            Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their permitted successors and assigns. No Party shall assign its rights and obligations under this Agreement without the written consent of the other Party.

8.2           Entire Agreement. This Agreement and the Escrow Agreement represent the entire agreement between the parties relating to the subject matter hereof, and no other course of dealing, understanding, employment, or other agreement, covenant, representation, or warranty, written or oral, except as set forth herein or in the documents to be delivered in connection with the transactions contemplated hereby shall be of any force or effect. Any previous agreement, arrangement, understanding, or course of dealing is expressly merged into this Agreement. No amendment or modification hereof shall be effective until and unless the same shall have been set forth in writing and signed by the Parties.

8.3            Additional Documents. Each party shall cooperate in good faith and with diligence and dispatch in preparing any additional or confirmatory documents requested by the other party in order to effectuate the terms and conditions of this Agreement.

8.4            Notices. All notices and other communications required or permitted under this Agreement shall be in writing delivered to the Parties at the mailing address, or regularly monitored electronic email address of the respective Party set forth below. Such notice or communication shall be deemed to have been given: (a) when received by the addressee if sent by a nationally recognized overnight courier (with confirmation of delivery); or (b) if sent by e-mail of a PDF document, when the recipient, by an e-mail sent to the e-mail address of the sender stated in this section, acknowledges having received that e-mail. Any party may change its notice address or email address by written notice to the other parties, given in accordance with this section.

If to Purchaser to:

JJ C. Javier

Unit 2102, One Global Place

5th Avenue Corner 25th Street

BGC, Taguig City 1630 Philippines

E-mail: __________________

If to Seller, addressed to:

John R. Munoz

One World Trade Center, Suite 130

Long Beach, CA 90831

E-mail: jrmun@msn.com

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If to the Company, addressed to:

IA Energy Corp

Attn: Thomas K. Emmitt

One World Trade Center, Suite 130

Long Beach, CA 90831

E-mail: tkemmitt@yahoo.com

For the purposed of this Agreement, “Business Day” means any day that is not a Saturday, a Sunday or a holiday on which commercial banks in Long Beach, California are authorized or required by law to close.

8.5            Nonwaiver. The rights and remedies of the parties under this Agreement are cumulative and not alternative. Neither the failure nor any delay by a party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.6            Rules of Construction. The normal rules of construction that require the terms of an agreement to be construed most strictly against the drafter of such agreement are hereby waived since each party has been represented by counsel in the drafting and negotiation of this Agreement.

8.7            Third-Party Beneficiaries. The parties intend this Agreement shall not benefit or create any right or cause of action in or on behalf of any third party, other than the parties to this Agreement.

8.8            Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, any documents contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions.

8.9            Jurisdiction. Any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought in and determined exclusively by the state courts in Los Angeles County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Central District of California), and each of the Parties hereby consents to the jurisdiction of such courts in any such action. In no event shall either Party have any right to recover from the other Party any consequential damages as to any matter under, relating to or arising out of this Agreement or the transactions contemplated hereby.

8.10          Waiver of Jury Trial. To the fullest extent permitted by applicable law, the Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby.

8.11          Severability. If any portion of this Agreement shall be finally determined by any court or governmental agency of competent jurisdiction to violate applicable law or otherwise not to conform to requirements of applicable law and, therefore, to be invalid, the parties will cooperate to remedy or avoid the invalidity, but in any event, will not upset the general balance of relationships created or intended to be created between them as manifested by this Agreement and the instruments referred to herein. Except insofar as it would be an abuse of the foregoing principle, the remaining provisions hereof shall remain in full force and effect.

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8.12          Confidentiality. Purchaser shall keep confidential and will not disclose or divulge any confidential, proprietary or secret information which Purchaser may obtain from Seller pursuant to financial statements, reports and other materials submitted by Seller to Purchaser pursuant to this Agreement, or pursuant to visitation or inspection courtesies extended to Purchaser, unless such information is known, or until such information becomes known, to the public; but, Purchaser may disclose such information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with the purchase of the Control Shares and its investment in the Company, or (ii) to any affiliate of a Purchaser; subject to the agreement of such party to keep such information confidential as set forth herein.

8.13          Manner of Execution; Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

IA ENERGY CORP.

Dated: November 14, 2022	/s/ Thomas K. Emmitt
By: Thomas K. Emmitt
Its: President and CEO

SELLER:

Dated: November 14, 2022	/s/ John R. Munoz
John R. Munoz

PURCHASER:

Dated: November 11, 2022	/s/ JJ C. Javier
JJ C. Javier

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